EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OFG Bancorp:

We consent to the use of our reports dated February 26, 2021, with respect to the consolidated financial statements of OFG Bancorp, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
San Juan, Puerto Rico

February 11, 2022